Exhibit 10.21
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of March 2, 2021 by and among Hayward Industries, Inc. (the “Company”), Hayward Holdings, Inc. (the “Parent”) and Kevin P. Holleran (the “Executive”) (the Company, the Parent and the Executive, individually, a “Party” and, collectively, the “Parties”) and is effective as of the day prior to the date on which the Parent becomes subject to the reporting obligations of Section 12 of the Securities Exchange Act of 1934, as amended (the “Effective Date”). (Hereinafter the Company and the Parent together may be referred to as the “Companies.”) This Agreement amends and restates in its entirety the employment agreement by and among the Company, the Parent, and the Executive, effective as of August 12, 2019 (the “Prior Agreement”).
Terms used herein with initial capitalization not otherwise defined are defined in Section 24 hereof.
WITNESSETH:
WHEREAS, the Company desires the Executive to continue to serve as President and Chief Executive Officer of the Company and the Executive is willing to continue to do so pursuant to the terms of this Agreement; and
WHEREAS, the Parent desires to continue to employ the Executive as President and Chief Executive Officer of the Parent and the Executive is willing to continue to do so pursuant to the terms of this Agreement.
NOW THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Companies and the Executive hereby agree as follows:
1.Employment. The Companies agree to continue to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to continue to be so employed for a period commencing on the Effective Date and continuing until the Executive’s employment is terminated pursuant to Section 9 hereof (the “Employment Period”).
2.Position and Duties. During the Employment Period, the Executive shall serve as President and Chief Executive Officer of each of the Company and the Parent and each of their subsidiaries, reporting directly to the Board of Directors of the Parent (the “Board”). In such capacities, the Executive shall have the duties, responsibilities and authorities customarily associated with the positions of President and Chief Executive Officer, respectively, in companies the size and nature of the Company and the Parent, respectively. For so long as the Executive serves as the President and Chief Executive Officer of the Company and the Parent, the Parent will nominate the Executive to serve as a member of the Board and the Executive will serve as a director of the Board if elected; provided, however, that if the Executive ceases to be employed as President and Chief Executive Officer of the Parent, then the Executive will be deemed to have concurrently resigned voluntarily from the Board. The Executive shall devote the Executive’s reasonable best efforts and substantially all of the Executive’s business time to the performance of the Executive’s duties and responsibilities hereunder; provided that the Executive shall be entitled to (a) manage the Executive’s personal and family investments, and (b) with the prior written approval of the Board (or the Nominating and Governance Committee of the Board), serve as a member of the board of directors of no more than one (1) public company and one (1) non-profit or private company, each case, to the extent such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder (including, for the avoidance of doubt, the terms of Sections 6, 7 and 8 hereof).
3.Place of Performance. During the Employment Period, the Executive shall be based primarily at the Company’s principal executive offices. The Executive understands and agrees that the Executive may be required to travel from time to time for business purposes.
4.Compensation and Benefits; Incentive Awards; Relocation.
(a)Base Salary. During the Employment Period, the Company shall pay to the Executive a base salary (the “Base Salary”) at the annual rate of no less than $775,000 for the 2021 calendar year, and, provided that the Board and the Executive do not agree to freeze management salaries due to performance or other considerations, at the annual rate of no less than $875,000 for the 2022 calendar year, less applicable deductions. Commencing with the 2023 calendar year, the Executive’s Base Salary shall be reviewed for increase (but not decrease) by the Board or the Compensation Committee of the Board (the “Compensation Committee”), and such review shall then occur no less frequently than annually and the Executive’s Base Salary may be increased in the sole discretion of the Board or the Compensation Committee and any such adjusted Base Salary shall thereafter constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Company’s regular payroll procedures.
(b)Annual Bonus. During the Employment Period, the Executive shall be eligible to receive an annual cash performance bonus (an “Annual Bonus”) under the Company’s annual incentive plan (as in effect from time to time for senior executives) in respect of each plan year that ends during the Employment Period, to the extent earned based on the achievement of performance criteria set by the Board or the Compensation Committee. The performance criteria for a plan year shall be determined by the Board or the Compensation Committee, in good faith, no later than sixty (60) days after the commencement of such plan year. The Executive’s target Annual Bonus shall be no less than 100% of the Executive’s Base Salary as of the beginning of the applicable plan year (the “Target Bonus”) if target levels of performance for that year are achieved. The Executive’s Annual Bonus for any plan year shall be determined by the Board or the Compensation Committee after the end of such plan year and shall be paid to the Executive no later than seventy-five (75) calendar days following the end of such plan year. For purposes of Section 24(a) hereof, if the Executive’s employment is terminated pursuant to the terms of Section 9 hereof after the end of any plan year (other than pursuant to Section 9(c)), but prior to such Annual Bonus determination by the Board or the Compensation Committee with respect to that plan year, and the Board or the Compensation Committee subsequently determines that the Annual Bonus for that plan year has been earned by the Executive, then any such earned Annual Bonus shall be considered an Accrued Benefit.
(c)Equity Incentive Awards. During the Employment Period, the Executive shall be eligible to participate in any equity incentive plan that may be made available, from time to time, to other senior executives of the Companies.
(d)Vacation; Benefits. During the Employment Period, the Executive shall be entitled to four (4) weeks paid vacation annually (accruing ratably on an annual basis) and to participate in all employee benefits made available, from time to time, to senior executive officers of the Company.
(e)Perquisites. During the Employment Period, the Executive shall be entitled to perquisites no less favorable than those generally provided by the Company, from time to time, to other senior executive officers of the Company. Without limiting the foregoing, the Executive shall be entitled to reimbursement pursuant to Section 5 for annual Young Presidents’

Organization (“YPO”) dues and travel, registration, and incidental costs incurred in attending at least one (1) YPO meeting per year, not to exceed $20,000 in the aggregate for any given year. In addition, the Executive is currently entitled to a car, and reimbursement for all operating costs associated with such car, including insurance coverage, gas (for business usage), maintenance and repair costs (the “Car Benefit”). The Executive shall continue to be entitled to the Car Benefit through the end of the current car lease that ends on May 21, 2023; and, following such date, the Company shall increase the Executive’s Base Salary by $13,000, which increase shall, for the avoidance of doubt, be separate and apart from any annual increase in Base Salary pursuant to Section 4(a) herein.
(f)Relocation. Consistent with the provisions of Section 5 below, during the Employment Period and until the earlier of September 30, 2023 and the date on which the Executive relocates his primary residence to the Company’s principal executive offices, the Company shall provide the Executive with (i) reasonable temporary housing; (ii) reimbursement for travel to and from Executive’s home in Augusta, Georgia to the Company’s principal executive offices (including first class airfare); (iii) reimbursement for relocation costs incurred by Executive in addition to the foregoing of up to $200,000; and (iv) a gross-up for taxes (if any) incurred in respect of any taxes imposed on items (i) through (iv), subject, in each case, to reasonable substantiation and documentation of the same, in accordance with the Company’s reimbursement policies, as may be in effect from time to time.
5.Expenses. During the Employment Period, the Company shall reimburse the Executive promptly for all expenses reasonably incurred by the Executive in the performance of his duties hereunder in accordance with policies that may be adopted from time to time by the Company following presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses. The Executive’s right to payment or reimbursement for business expenses and other amounts hereunder shall be subject to the following additional rules: (a) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (b) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (c) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.
6.Confidentiality and Assignment of Intellectual Property. The Executive hereby acknowledges and agrees that the business, financial and other non-public information of the Companies and the Companies’ direct and indirect parents and subsidiaries is of a confidential and proprietary nature. The Executive hereby further acknowledges and agrees that, during the course of his employment by the Companies, he has received, developed or learned of, and will continue to receive, develop, or learn of, confidential and proprietary information of the Companies and the Companies’ direct and indirect parents and subsidiaries not previously known to him and not known or used generally. The Executive hereby agrees that, he will not disclose other than as required for the performance of his duties under this Agreement, will continue to keep in strict secrecy and confidence, and continue to treat as the property of the Parent, the Company or any of the Companies’ direct or indirect parents or subsidiaries, as the case may be, and will not use for his own benefit or for the benefit of others any and all information, knowledge and other data relating to the business and affairs of the Parent, the Company or any of the Companies’ direct or indirect parents or subsidiaries, as the case may be (whether or not such information, knowledge or other data is in written form), that he has acquired, received, developed or learned, or may acquire, receive, develop or learn, in the course of his employment by the Parent, Company or any of the Companies’ direct or indirect subsidiaries. For the avoidance of doubt, (a) nothing contained in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental, administrative or legislative agency or entity (including a committee thereof), or communicating with any official or staff person of a governmental, administrative or legislative agency or entity, concerning matters relevant to such agency or entity, or requires the Executive to provide prior notice of such communication to the Company or Parent, (b) nothing contained in this Agreement limits, restricts or in any other way affects any disclosures by the Executive required by law or court order, and (c) nothing contained in this Agreement limits, restricts or in any other way affects, and the Executive will not be held criminally or civilly liable under any federal or state trade secret law for, the Executive’s disclosing a trade secret (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, the Executive may be held liable if he unlawfully accesses trade secrets subject to this Section 6 by unauthorized means. Anything herein to the contrary notwithstanding, information, knowledge and other data relating to the business and affairs of the Parent, the Company or any direct or indirect parent or subsidiary of either, including trade secrets, that are subject to the confidentiality provisions of this Section 6 shall cease to be subject to such provisions if the data becomes known to the public other than due to any wrongful action or negligence of the Executive.
The Executive, as part of the consideration for this Agreement and for his employment by the Companies, hereby assigns, and agrees to assign, to (or as otherwise directed by) the Companies his entire right, title and interest in and to any and all inventions, trade secrets, improvements, plans and specifications (i) which he, alone or in conjunction with others, may make, conceive or develop during the period of his employment with the Companies which relate to the business of the Parent, the Company or any of the Companies’ direct or indirect subsidiaries, or (ii) which he, alone or in conjunction with others, may make or conceive within a period of one (1) year after the Date of Termination which derive from any confidential or proprietary information, knowledge or other data of the Parent, the Company or any of their respective direct or indirect subsidiaries with respect to which he has become informed by reason of his engagement by the Companies (including, without limitation, his relations with the Companies’ direct or indirect subsidiaries). The Executive further agrees that he will promptly disclose fully to the Companies his aforesaid inventions, trade secrets, improvements, plans and specifications and will at any time during and after his employment with the Companies render to the Companies such cooperation and assistance as they may deem to be advisable in order to obtain copyrights or patents, as the case may be, on or otherwise perfect or defend the rights of the Company and/or the Parent in each such invention, trade secret, improvement, plan or specification, including, but not limited to, the execution of any and all applications for copyrights or patents, assignments of copyrights or patents and other written instruments which the Companies, their officers or attorneys reasonably may deem necessary or desirable, and the aforesaid obligation shall be binding on the Executive’s assigns, executors, administrators and other legal representatives.
The Executive hereby irrevocably grants to each of the Companies and their successors and assigns, to the full extent permitted by law, power of attorney to institute and prosecute from time to time, at their sole expense, any proceedings at law, in equity or otherwise, that any of the Companies, their successors or assigns, may deem proper in order to transfer to the Companies, assert or enforce any claim, right or title of any kind in and to the inventions, trade secrets, improvements and other proprietary interests described under this Section 6, to defend and settle any and all actions, suits or proceedings in respect of any of said inventions, trade secrets, improvements and other proprietary interests and, generally to do any and all such acts and things in relation thereto as any of the Companies, their successors or assigns, shall deem advisable, including, but not limited to, execution of any and all applications, assignments and instruments contemplated under this Section 6. The Executive declares and acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and shall be irrevocable by him.

7.Non-Competition and Non-Solicitation.
(a)During the Employment Period and for a period of one (1) year thereafter (the “Non-Compete Period”), the Executive shall not engage, directly or indirectly, whether as principal, agent, employee, consultant, distributor, representative, five percent (5%) or greater stockholder or otherwise, in the business of manufacturing and/or distributing pool equipment anywhere in the United States or any other jurisdiction in which the Companies operate during the Employment Period or, with respect to the portion of the Non-Compete Period that follows the Employment Period, as of the conclusion of the Employment Period (a “Competing Business”). Notwithstanding the foregoing, nothing contained herein shall prohibit the Executive from providing services for or with respect to any division, subsidiary or affiliate (each, a “Unit”) of an entity (other than Pentair plc or any of its Affiliates) if that Unit is not engaged in a Competing Business, irrespective of whether some other Unit of such entity engages in a Competing Business (so long as the Executive does not directly or indirectly provide services for the competing Unit).
(b)During the Employment Period and for a period of two (2) years thereafter (the “Non-Solicit Period”), the Executive shall not, directly or indirectly (whether alone or jointly with another Person), (i) solicit for employment, hire, employ, or engage any Person who, at any time during the Non-Solicit Period, is an officer or employee of the Parent or any of its direct or indirect subsidiaries, including the Company; provided, however, that the preceding sentence does not prohibit the Executive from (A) soliciting or hiring any Person whose employment, or engagement for services, was terminated by any such Person at least twelve (12) months prior to the date of such solicitation or hire; and provided, further, that such termination was not encouraged by the Executive, or (B) engaging in any general solicitation not targeted at any employee of any such Person, including a non-directed executive search or placing general advertisements for employees in newspapers or other media of general circulation so long as such employee is not hired, directly or indirectly, by the Executive or any of his controlled Affiliates or (ii) solicit business from any customer or solicit products or services from any vendor of the Parent or any of its direct or indirect subsidiaries, including the Company, that interferes with or jeopardizes the business or relationships of any such Person with any such customer or vendor.
(c)The Parties acknowledge and agree that the Executive’s obligations under Section 6, this Section 7 and the following Section 8 (collectively, the “Covenants”) are of a special, unique and extraordinary nature, that there may be no adequate remedy at law for any breach thereof, that any such breach may allow third parties to compete unfairly with the Parent or any of its direct or indirect parents or subsidiaries, including the Company, resulting in irreparable harm to any such Person, and, therefore, upon any such breach or any threat thereof, the Companies shall be entitled to preliminary and permanent, mandatory or negative injunctive relief against any breach or threatened breach by the Executive of any of the Covenants, without having to post a bond, in addition to whatever remedies they may have at law. The Executive hereby agrees that (i) the terms of the Covenants are reasonable, (ii) the foregoing restrictions will not prevent him from obtaining gainful employment in his occupation or field of expertise or cause him undue hardship, and (iii) in the event a court determines that any of the provisions of the Covenants are unreasonable or contrary to public policy, or invalid or unenforceable for any reason in fact, law or equity, then such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. So that the Companies may enjoy the full benefits of the covenants set forth in this Section 7, the Executive further agrees that the Non-Compete Period or Non-Solicit Period, as applicable, shall be tolled, and shall not run, during the period of time during which the Executive is in breach of any of the covenants contained in this Section 7, after such time the Company has informed the Executive that he is so in breach. It is also agreed that each of the Parent and its direct or indirect parents or subsidiaries, including the

Company, shall have the right to enforce all of the Executive’s obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 7.
8.Mutual Non-Disparagement. During the Employment Period and thereafter, the Executive agrees not to make public statements or communications, or statements or communications that, at the time made, are intended or reasonably likely to become public, that disparage or criticize the Parent or any of its direct or indirect parents or subsidiaries, including the Company, or any of their respective businesses, services or products or their current, former or future equityholders, directors or executive officers (in their capacities as such). During the Employment Period and thereafter, each of the Company and the Parent shall not authorize, and shall instruct its directors and executive officers to not make, public statements or communications that disparage or criticize the Executive. For purposes of this Section 8, “public” as used in reference to a statement or communication means the public generally, including the current, former or future equityholders, directors or executive officers of the Parent and its direct or indirect parents or subsidiaries, including the Company, and the customers, vendors or other business partners of any such Person. The foregoing shall not be violated by (a) truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), (b) public comments, such as in media interviews, which include good faith, candid discussions or acknowledgements regarding the performance or business of Parent or any of its direct or indirect parents or subsidiaries, including the Company, or (c) discussions regarding the Executive in connection with performance evaluations, including impromptu evaluations and feedback and good faith criticism.
9.Termination of Employment. A termination of the Executive’s employment with either the Parent or the Company shall be treated as a termination of the Executive’s employment with both of the Companies.
(a)Death. If the Executive’s employment with the Companies is terminated during the Employment Period as a result of the Executive’s death, the Employment Period shall terminate without further notice or any action required by the Companies or the Executive’s estate or other legal representative. Upon the Executive’s death, the Company shall pay or provide to the Executive’s estate or other legal representative (i) all Accrued Benefits and (ii) a Pro-Rata Bonus.
(b)Disability. If the Companies, or either of them, terminate the Executive’s employment during the Employment Period because of the Executive’s Disability, the Company shall pay or provide to the Executive (i) all Accrued Benefits, (ii) a Pro-Rata Bonus, (iii) the COBRA Coverage Benefits and (iv) the Post-Termination Benefits.
(c)Termination by the Companies for Cause or by the Executive without Good Reason. If, during the Employment Period, the Companies, or either of them, terminate the Executive’s employment for Cause or the Executive terminates his employment with either of the Companies without Good Reason, the Company shall pay to the Executive all Accrued Benefits.
(d)Termination by the Companies without Cause or by the Executive for Good Reason. If, during the Employment Period, the Companies, or either of them, terminate the Executive’s employment without Cause (other than due to Disability) or if the Executive terminates his employment with either of the Companies for Good Reason, the Company shall pay or provide the Executive (or the Executive’s estate or other legal representative, if the Executive dies after such termination but before receiving such amount) (i) all Accrued Benefits, (ii) a Pro-Rata Bonus, (iii) an amount equal to two times the sum of (A) the Executive’s Base Salary and (B) the Executive’s Target Bonus, which amount shall be payable in equal installments and paid at the same time as normal payroll payments are made for the twenty-four (24) month period following the Date of Termination, with such payments described in (iii) to commence on the first payroll date following the Payment Date (as defined below), but retroactive to the day following the Date of Termination, subject to Section 9(i) hereof, (iv) the COBRA Coverage Benefits, (v) outplacement counseling services for six (6) months following the Date of Termination, and (vi) the Post-Termination Benefits.
(e)Notice of Termination. Any termination of the Executive’s employment by the Companies or by the Executive (other than because of the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon. Termination of the Executive’s employment shall take effect on the Date of Termination.
(f)Effect of Termination. Upon any termination of the Executive’s employment with the Companies, or either of them, the Executive shall resign from, and shall be considered to have simultaneously resigned from, all positions with the Companies and all of the Companies’ Affiliates.
(g)Release. As a condition to the Executive’s entitlements (other than the Accrued Benefits), as provided in Section 9(b) and 9(d) hereof (the “Severance Benefits”), the Executive must timely execute and deliver to the Companies, and not revoke, a release of claims in substantially the form attached as Exhibit A hereto (the “Release”); provided, that for the avoidance of doubt, the foregoing Release requirement shall not apply to the Company’s obligation to provide the Accrued Benefits or any amounts payable under Section 9(a). The Release must be executed and delivered by the Executive (and no longer be subject to revocation) as provided in Section 3(c) of Exhibit A. The Release must become effective, if at all, by the date specified therein (and in all events no later than the ninetieth (90th) calendar day following the Date of Termination). The first payment of the Severance Benefits (excluding the Pro Rata Bonus) will be made on the Company’s next regular payday following the earlier of (i) the date upon which the Release (if applicable) becomes effective, binding and irrevocable and (ii) the expiration of ninety (90) calendar days from the Date of Termination (the “Payment Date”), but will be retroactive to the day following the Date of Termination.
(h)No Offset. In the event of termination of his employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain, except as provided under Section 24(e) hereof. The Companies’ obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Parent, the Company or any of the Companies’ Affiliates may have against the Executive for any reason.
(i)Section 280G. If any payment or benefit that the Executive may receive following a change of control of the Company, the Executive’s termination of employment, or otherwise, whether or not payable or provided under this Agreement (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (B) the largest portion, up to and including the total amount, of the Payment, whichever of the amounts determined under (A) and (B), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of outstanding equity awards; and reduction of employee benefits. In the event that acceleration of vesting of outstanding equity awards is to be reduced, such acceleration of vesting shall be undertaken in the reverse order of the date of grant of the Executive’s outstanding equity awards. All calculations and determinations made pursuant this Section 9(i) will be made by an independent accounting or consulting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 9(i), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G of the Code and Section 4999 of the Code. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.
(j)Satisfaction of Obligations. Anything herein to the contrary notwithstanding, upon satisfaction of their respective applicable obligations as set forth in this Section 9, the Companies shall have no further obligations to the Executive under this Agreement, except as set forth in Section 13 hereof. The obligation of the Companies to provide the Severance Benefits (or, if such Severance Benefits have commenced, to continue providing the Severance Benefits) to the Executive is expressly conditioned upon the Executive’s continued performance of and compliance with his obligations under the Covenants; provided, however, that an immaterial and unintentional breach by the Executive of the Covenants provided in Section 6 or Section 8 hereof shall not be deemed to be a failure to perform or comply with such obligations. In the event of the Executive’s death after his termination of employment but prior to his receiving, in full, the payments or other benefits to which he is entitled hereunder, his estate or other legal representative shall succeed to such entitlements.
10.Indemnification. During the Employment Period and thereafter, the Companies will indemnify the Executive to the fullest extent permitted by law and each of the Companies’ certificate of incorporation, bylaws or other governing documents, as applicable, and cause him to be covered under such directors and officers insurance policies as the Companies maintain in effect from time to time. The Executive agrees to promptly notify the Companies of any actual or threatened claim arising out of or as a result of the Executive’s employment hereunder or any office or directorship held with Parent, the Company or any of their Affiliates.
11.Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:
If to the Company, to:
Hayward Industries, Inc.
400 Connell Drive, Suite 6100
Berkeley Heights, NJ 07922
Attn: Chairman
If to the Parent, to:
Hayward Holdings, Inc.
400 Connell Drive, Suite 6100

Berkeley Heights, NJ 07922
Attn: Chairman
If to the Executive, to:
Address last shown on the Company’s records.
Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
12.Severability. The invalidity or unenforceability of any one or more provisions of this Agreement, including, without limitation, Section 6, shall not affect the legality, validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.
13.Survival. It is the express intention and agreement of the Parties that the provisions of Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 14, 15, 16, 17, 18, 19, 20, 22, 23, and 24 hereof and this Section 13 shall survive the termination of employment of the Executive, in accordance with the respective terms of such provisions. In addition, all obligations of the Company or the Parent to the Executive under applicable compensation benefit plans and programs and to make payments or settle equity awards granted thereunder shall survive any termination of this Agreement, to the extent permitted by law, in accordance with the terms of such plans, programs and/or awards.
14.Assignment. The rights and obligations of the Parties to this Agreement shall not be assignable or delegable except that (a) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, or the trustees of any trusts established under the Executive’s will or by the Executive during his lifetime, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (b) the respective rights and obligations of the Company and the Parent hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, reorganization, sale of all or substantially all of the assets or equity interests of the Company or the Parent, or similar transaction involving the Company or the Parent or a successor to either of them. In connection with any assignment pursuant to clause (b) of the preceding sentence, the Parent and the Company shall require any such successor to the Parent or the Company or to their respective business and assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Parent and the Company would be required to perform it if no such succession had taken place; provided, for the avoidance of doubt, that no such express assumption and agreement shall be required where any such successor becomes subject to this Agreement by operation of law as part of any transaction described in the foregoing clause (b). As used in this Agreement, “Company” shall include any successor to the Company’s business and/or assets and “Parent” shall include any successor to the Parent’s business and/or assets.
15.Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the Parties and shall inure to the benefit of the Parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

16.Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure of any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
17.Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
18.Governing Law. This Agreement, the rights and obligations of the Parties, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the New Jersey (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).
19.Dispute Resolution.
(a)Arbitration. In the event of any dispute between the Parties, including but not limited to any claims arising from or related to this Agreement or the termination of this Agreement, any claims related to Executive’s employment or the termination of the Executive’s employment, or any claims arising under the state and federal laws governing employment, such dispute will be determined exclusively, upon the written request of either Party, by binding arbitration under the auspices of and pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association. Such arbitration shall be conducted in New York City, New York before a single arbitrator who is a retired judge. This agreement to arbitrate shall include, without limitation, any and all disputes, controversies and/or claims against Parent, the Company or any of their Affiliates or the current or former partners, members, officers or employees of any of them, whether arising under theories of liability or damages based on contract, tort or statute, to the fullest extent permitted by law, such as, without limitation, claims for breach of contract or breach of the covenant of good faith and fair dealing, any claims of discrimination or other claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA and/or any applicable or equivalent state or local laws, claims for wrongful termination, including employment termination in violation of public policy, and claims for personal injury including, without limitation, defamation, fraud and infliction of emotional distress. The only claims not covered by this agreement to arbitrate are claims for benefits under workers’ compensation or unemployment insurance statutes and other claims that cannot be arbitrated as a matter of law. As a material part of this agreement to arbitrate claims, the Executive, Parent, and the Company expressly waive all rights to a jury trial in court on all statutory or other claims, including, without limitation, those identified in this Section 19. The Executive also acknowledges and agrees that no claims will be arbitrated on a class action or collective action basis. The arbitrator will have no power to add to, subtract from, or otherwise modify any of the terms of this Agreement except that a provision otherwise invalid, illegal or unenforceable shall be modified to the least extent necessary to make it valid, legal and enforceable. The decision of the arbitrator shall be final, conclusive and binding and may be enforced by any court of competent jurisdiction, and all Parties consent to the personal jurisdiction of the state and federal courts of the State of New Jersey for such purposes. Notwithstanding the foregoing, the Parent and the Company shall be entitled to seek injunctive relief and other provisional remedies against the Executive in any court of competent jurisdiction for any breach or threatened breach of any provisions of this Agreement. All reasonable fees, costs and expenses (including reasonable attorneys’ fees, expenses and costs) incurred by the prevailing party in any arbitration will be borne by the other party. Any claim must be brought to arbitration within the statute of limitations for bringing such claim in court or before the appropriate administrative agency, as applicable.
(b)Court Proceeding. Each of the Parties agrees that any dispute between the Parties in respect of which resolution by a court of any issue is required either (i) in accordance with the provisions of Section 19(a) or (ii) for the purpose of the recognition and enforcement of any judgment by the arbitrator, shall be resolved only in the courts of New Jersey or the United States District Court for the District of New Jersey and the appellate courts having jurisdiction of appeals from such courts.
20.Entire Agreement. This Agreement and all other agreements and plans relating to the subject matter hereof, including, without limitation, agreements for amending awards granted under such plans, to the extent not inconsistent with any terms set forth herein, constitute the entire understanding of the Company and the Parent on the one hand, and the Executive on the other hand, with respect to the subject matter hereof and supersede the Prior Agreement and all other prior understandings, written or oral, concerning such subject matter.
21.Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.
22.Withholding. The Company may withhold from any benefit or compensation payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
23.Section 409A.
(a)The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Specifically, if any provision of this Agreement is ambiguous, such that one interpretation of the provision would comply with Code Section 409A and another interpretation would result in a failure to comply with any applicable requirement under Code Section 409A, the Parties intend that the interpretation that complies with Code Section 409A shall be the one that governs. To the extent permitted under Code Section 409A, this Agreement, and the terms of any Plan (as defined in Section 23(f) below) to the extent they relate to the Executive’s entitlements thereunder, shall be modified, either as reasonably requested by the Executive, with the Company’s and Parent’s consent), or as the Company may propose (or, as the Parent may propose, with respect to any Plan maintained by it) with the Executive’s consent, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest or penalties under, Code Section 409A in connection with the payments and benefits to be paid or provided to the Executive hereunder or under such Plan. To the extent that any provision hereof, or of any Plan, is modified in order to comply with Code Section 409A, such modification shall be made in good faith, shall not impose any additional costs on the Parent or the Company and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Companies of the applicable provision without violating the provisions of Code Section 409A.
(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A (after taking into account all exclusions applicable to such payment or benefit under Code Section 409A) and that is payable or to be provided to the Executive on account of his “separation from service,” such payment or benefit shall be made or provided at the date which is the earliest to occur of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service, (ii) the date of the Executive’s death, or (iii) such earlier date as may be permitted under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 23(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)To the extent that the reimbursement of any expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A (after taking into account all exclusions applicable to such reimbursements or benefits under Code Section 409A): (i) reimbursement of any such expense shall be made as soon as practicable after such expense has been incurred, but any event no later than December 31 of the year following the year in which the Executive incurs such expense; (ii) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) the Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.
(d)For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(e)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
(f)For purposes of the foregoing, the term “Plan” shall mean any plan, program, agreement (other than this Agreement) or other arrangement maintained by the Company, the Parent or any of the Companies’ Affiliates that is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A, and under which any payments or benefits are to be made or provided to the Executive, to the extent they constitute a deferral of compensation subject to the requirements of Code Section 409A after taking into account all exclusions applicable to such payments or benefits under Code Section 409A.
24.Definitions.
(a)“Accrued Benefits” means (i) any unpaid Base Salary through the date the Executive’s employment terminates, (ii) except in the case of a termination of employment pursuant to Section 9(c), any earned and payable, but unpaid, Annual Bonus, (including any Annual Bonus payable pursuant to the last sentence of Section 4(b)); (iii) any accrued and unpaid vacation; (iv) any amounts or benefits or other rights owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Company or Parent (including without limitation Parent’s Amended and Restated 2017 Equity Incentive Plan) in which the Executive participated immediately prior to the Date of Termination (excluding any severance plan, program, agreement or arrangement); and (v) any amounts owing to the Executive for reimbursement of business expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 4 or Section 5, provided that the Executive, or his estate or other legal representative, submits all expenses and supporting documentation required within thirty (30) days of the Date of Termination (or one-hundred eighty (180) days in the case of termination due to death). Amounts payable (A) under clauses (i), (ii) and (iii) shall be paid promptly after the Date of Termination but in any event by no later than thirty (30) days after such date (or, in the case of (ii), when bonuses are paid to executives of the Company generally); (B) under clause (iv) shall be paid in accordance with the terms and conditions of the applicable plan, program or arrangement; and (C) under clause (v) shall be paid in accordance with the terms of the applicable expense policy but in any event by no later than the time for payment of the reimbursement required pursuant to Section 23(c) above.
(b)“Affiliate” of a person or entity means any entity controlled by, in control of, or under common control with, such person or entity.
(c)“Cause” means: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Parent, the Company or any of their Subsidiaries or Affiliates other than the occasional, customary and de minimis use of Company or Parent property for personal purposes; (ii) the Executive’s commission of a felony or commission of a misdemeanor involving fraud or any misconduct by the Executive that results in material injury or reputational harm to the Company, the Parent or any of their Affiliates; (iii) any act or omission that constitutes a material breach by the Executive of (A) any of his obligations under any material agreement with the Company, the Parent or any of their Affiliates (including this Agreement) or (B) any material written policy of the Company, the Parent or any of their Affiliates, including the continued willful non-performance by the Executive of his duties (other than by reason of the Executive’s physical or mental illness, incapacity or disability), in each case which has continued for more than thirty (30) days following written notice from the Board delineating such material breach; (iv) a breach by the Executive of any restrictive covenant by the Executive contained in any agreement between such Executive and the Company, the Parent or any of their Affiliates (including any exhibit or appendix to any award agreement), provided, that an immaterial and unintentional breach of the Covenants provided in Section 6 or Section 8 hereof shall not constitute “Cause”; (v) the Executive’s engaging in any intentional act of dishonesty, violence or threat of violence (including any violation of federal securities laws) which is or could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company, the Parent, or any of their Affiliates; (vi) the Executive’s illegal use of controlled substances during the performance of the Executive’s duties that adversely affects the reputation or best interest of the Company, the Parent or any Affiliate thereof; or (vii) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company or the Parent to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. For purposes of this Section 24(c), written notice means written notice by the Parent to the Executive pursuant to Section 11 hereof.
(d)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(e)“COBRA Coverage Benefits” shall mean continued coverage for the Executive and his dependents under the Company’s group health care benefit plans for a period of twelve (12) months following the Date of Termination, with the Executive (or in the event of the Executive’s death, his dependents) paying the same portion of the total cost of such coverage that the Company’s active employees are required to pay for such coverage, and the Company paying for that portion of such total cost as exceeds the portion paid for by the Executive. The COBRA Coverage Benefits shall be provided to the Executive or his dependents subject to (i) the Executive’s (or in the event of the Executive’s death, his dependent’s) making a timely election of continuation coverage under COBRA, and remaining eligible for COBRA coverage during such period, and (ii) the Executive’s (or in the event of the Executive’s death, his dependent’s) continued payment of the portion of the total cost of such coverage required to be paid by the Executive as provided in the preceding sentence. The COBRA Coverage Benefits shall immediately cease to be provided hereunder on the date on which the Executive commences to receive equivalent health care benefit coverage under a health care plan, or plans, of any subsequent employer of the Executive. If and to the extent necessary in order for the Executive to avoid being subject to tax under section 105(h) of the Code on any payment or reimbursement of any health care expenses made to him or for his benefit pursuant to Section 9 hereof the Company shall impute as taxable income to the Executive an amount equal to the excess of (A) the full actuarial cost of the health care benefit coverages provided to him and his dependents under Section 9 hereof over (B) the portion of such total cost paid for by the Executive or his dependents for each period during which such coverages are provided.
(f)“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, automatically on the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability, five (5) calendar days after the Notice of Termination unless the Executive shall have returned to the performance of the Executive’s duties on a full-time basis during such five (5)-day period; or (iii) if the Executive’s employment is terminated during the Employment Period by the Companies or by the Executive, the date specified in the Notice of Termination; provided that in the case of a termination by the Companies for Cause or a termination by the Executive for Good Reason the Date of Termination shall occur no sooner than the completion of the applicable notice period (if any) and, if applicable, opportunity to cure, as provided in the definitions of those terms this Section 24.
(g)“Disability” or “Disabled” means the inability of the Executive to perform the Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity, which is expected to exceed one hundred eighty (180) days (including weekends and holidays) in any three hundred sixty-five (365)-day period. If any question shall arise as to whether the Executive is Disabled to the extent that the Executive is unable to perform substantially all of his duties and responsibilities for the Company and its Affiliates, the Executive shall, at the request of the Board in accordance with the Americans with Disabilities Act of 1990 and the Family and Medical Leave Act of 1993, each as amended, submit to a medical examination by a physician selected by the Board to whom the Executive or his guardian, if any, has no reasonable objection to determine whether the Executive is so Disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and the Executive fails to submit to the requested medical examination, the Board’s determination of the issue shall be binding on the Executive.
(h)“Good Reason” means, if occurring without the Executive’s consent: (i) any act taken by the Company or the Parent that results in any material and sustained diminution in the Executive’s responsibilities or authority from those that are consistent with his title; (ii) a failure of the Executive to be paid his Base Salary, Annual Bonus or material employee benefits required to be provided to him, when due or (iii) any material breach of this Agreement by the Company or the Parent (each such event, a “Good Reason Condition”). Notwithstanding the foregoing, Good Reason will not be deemed to exist unless (i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within thirty (30) days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, if any, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, or in the event the Company does not remedy such event, the Good Reason Condition continues to exist; and (v) the Executive terminates his or her employment within ninety (90) days after the Good Reason Condition has occurred; provided, that, for the avoidance of doubt, if the Company cures the Good Reason Condition due the Cure Period, Good Reason shall be deemed not to have occurred. For purposes of this Section 24(h), written notice means written notice by the Executive to both the Parent and the Company pursuant to Section 11 hereof.
(i)“Post-Termination Benefits” shall mean, at the Parent’s election, either (i) payment by the Companies to the Executive of an amount equal to the cost of any perquisites, welfare benefits, and retirement plan contributions the Executive would otherwise have been eligible to receive in the twelve (12) months following the Executive’s Date of Termination, or (ii) the provision, for twelve (12) months following the Executive’s Date of Termination, in kind by the Company to the Executive of the perquisites, welfare benefits, or retirement plan contributions described in clause (i) of this definition, provided that, in the case of provision of benefits under clause (ii), the Parent has determined in its reasonable and sole discretion that it would be permissible to do so under the terms of any applicable plan and applicable law. For the sake of clarity, COBRA Coverage Benefits shall be as provided in Section 24(e) above.
(j)“Pro-Rata Bonus” shall mean, to the extent actually earned, a pro-rata portion of the Executive’s Annual Bonus for the plan year in which the Executive’s termination occurs (such pro-ration to be determined by multiplying the amount of such bonus which would be payable to the Executive if he had remained in employment with the Company for the full plan year by a fraction, the numerator of which is the number of days during the plan year of termination that the Executive was employed by the Company, and the denominator of which is 365), which shall be payable by the Company to the Executive (or in the event of his death, to his estate or legal representatives) at such time when bonuses are paid to executives of the Companies generally or, if later, on the Payment Date.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of March 2, 2021.
HAYWARD INDUSTRIES, INC.
By: /s/ Eifion Jones____________________
Name: Eifion S. Jones
Title: CFO
HAYWARD HOLDINGS, INC.
By: /s/ Eifion Jones____________________
Name: Eifion S. Jones
Title: CFO
EXECUTIVE
/s/ Kevin Holleran_____________________
Kevin P. Holleran

EXHIBIT A
Release
For good and valuable consideration, including the rights and obligations contained in the Amended and Restated Employment Agreement dated as of March 2, 2021 (the “Employment Agreement”) this agreement and release is entered into by and among Kevin P. Holleran (the “Executive”), Hayward Industries, Inc. (the “Company”) and Hayward Holdings, Inc. (the “Parent”) (the “Release”). (Together, the Company and the Parent may hereinafter be referred to as the “Companies.”)
1.The Executive, on behalf of himself and his dependents, heirs, administrators, agents, personal representatives, executors, successors and assigns (together with the Executive, the “Executive Releasees”), does hereby irrevocably, completely and unconditionally release, waive and forever discharge the Companies and their past, present and future parents, subsidiaries, affiliated corporations, partnerships, joint ventures, employee benefit plans, insurers and their predecessors, successors and assigns (collectively, “Company Affiliates”) and all of the Company Affiliates’ past, present and future shareholders, directors, officers, employees, agents, trustees, and representatives, both individually and in their official capacities, and their successors and assigns (together with the Company Affiliates, the “Company Releasees”), from any and all actions, rights, claims, demands, obligations, liabilities, attorneys’ fees and causes of action of any kind or description whatsoever, in law, equity or otherwise, whether known or unknown, whether past or present, including, without limitation, those arising out of or in any way related to the Executive’s employment, or termination of employment, with either or both of the Companies (including any events, acts, conduct or omissions related thereto) occurring at any time prior to or at the date on which the Executive signs and returns this Release (the “Release Date”), including, but not limited to, any action, claim, demand, obligation, liability or cause of action arising under any Federal, state, or local law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871, 1964 and 1991, the Equal Pay Act, the Americans with Disabilities Act of 1990, the National Labor Relations Act, the Fair Labor Standards Act of 1938, the Employee Retirement Income Security Act of 1974 (other than any claim as excepted below), the Age Discrimination in Employment Act of 1967, all as amended, and the wage and hour, wage payment and fair employment practices laws of the state or states in which the Executive has been employed), tort, contract or any other legal obligation (collectively, the “Claims”); provided, however, the Executive does not release any of the following Claims:
a.any Claim to workers’ compensation or unemployment insurance benefits;
b.any Claim arising from a breach of the Employment Agreement following the Release Date, including any right to enforce the Employment Agreement;
c.any Claim for indemnification in accordance with applicable laws, the applicable constituent documents (including bylaws and certificates of incorporation) of the Company, the Parent or any Company Affiliate, and any applicable insurance policy with respect to any liability the Executive incurs or has incurred as a director, officer or employee of the Company, the Parent or any Company Affiliate;
d.any Claim the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive and the Company, the Parent and/or any Company Affiliate are jointly liable in whole or in part;
e.any Claim that by law may not be released by private agreement without judicial or governmental review and approval; or
f.any Claim that arises after the Release Date.
2.Nothing contained in this Release shall be construed to prohibit the Executive from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that the Executive hereby agrees to waive his right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by the Executive or by anyone else on his behalf.
3.The following shall apply in connection with the signing of this Release:
a.The Executive acknowledges and agrees that he has no less than [twenty-one (21)/forty-five (45)]1 days in which to consider this Release (though he may choose voluntarily to sign it earlier) and is hereby advised that this Release creates a legally binding obligation and that the Executive should therefore consult an attorney about this Release (though he may choose voluntarily not to do so).
b.The Executive represents that he has read this Release carefully; has had the opportunity to consult with an attorney of the Executive’s own choosing about the Release; understands fully what this Release means; and is entering into it knowingly, voluntarily, and without coercion.
c.The Executive may not sign and return this Release to the Companies earlier than the Date of Termination (as defined in the Employment Agreement) and must sign and return it no later than [twenty-one (21)/forty-five (45)]2 calendar days following the later of (i) the Date of Termination and (ii) five (5) calendar days following the date of delivery of this Release to the Executive as provided in Section 9(g) of the Employment Agreement (such period of time being the “Release Consideration Period”). The Executive will have an additional seven (7) calendar days after the Release Date in which to revoke his acceptance by providing written notice of revocation to the Companies (such period of time the “Release Revocation Period”). The Release will not be effective until the date upon which the Release Revocation Period has expired, which will be the eighth (8th) calendar day after the Release Date, if not previously revoked.
d.By signing this Release, Executive represents that (i) he is signing it voluntarily and with a full understanding of its terms, (ii) he has had sufficient opportunity, before signing this Release, to consider its terms and consult with an attorney (if he so wished to do so) and (iii) he has not relied on any promises or representations, express or implied, that are not set forth expressly in this Release.
4.The Executive represents that as of the date he has executed this Release he has not assigned to any other party, and agrees not to assign, any Claim released by the Executive herein.
1 To be determined by the Company at the time of separation.
2 To be determined by the Company at the time of separation.

5.The Executive represents that he has returned to the Companies any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Companies or their affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Companies or their affiliates in the Executive’s possession or control. Further, the Executive agrees that he has not retained any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Companies or their affiliates.
6.Whenever possible, each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
7.This Release may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
8.This Release shall be governed by and construed and interpreted in accordance with the laws of the State of New Jersey without reference regard to principles of conflicts of law that would result in the application of the laws of any other jurisdiction.
[remainder of page intentionally blank]

IN WITNESS WHEREOF, the Executive, the Company and the Parent have executed this Release each as of the date indicated below.
AGREED AND EXECUTED:
KEVIN P. HOLLERAN
Dated: __________, 20___
HAYWARD INDUSTRIES, INC.
Dated: __________, 20___
Name:
Title:
HAYWARD HOLDINGS, INC.
Dated: __________, 20___
Name:
Title: